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                                                                      EXHIBIT 21



                       SUBSIDIARIES OF PALWEB CORPORATION
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Plastic Pallet Production, Inc., a Texas corporation
Plastic Pallet Support Equipment, a Texas corporation
Modular Plastic Pallets, Inc., a Texas corporation
PP Financial, Inc., a Texas corporation
PP Transport, Inc., a Texas corporation
PP Systrans, Inc., a Texas corporation